NEWS RELEASE for January 22, 2021

Contact: Dina Masi, CFO

              Integrated BioPharma, Inc.

              investors@ibiopharma.com

              888.319.6962

Integrated BioPharma Announces Upgrade to OTCQX

HILLSIDE, NEW JERSEY (January 22, 2021) - Integrated BioPharma, Inc. (OTCQX: INBP) (the “Company” or “INBP”), upgraded to the OTCQX® Best Market from OTCQB® Venture Market as of today. OTC Markets Group Inc. (OTCQX: OTCM) is an operator of financial markets for 11,000 U.S. and global securities.

Integrated BioPharma, Inc. begins trading today on OTCQX under the symbol “INBP.” U.S. investors can find current financial disclosure and Real-Time Level 2 quotes for the company on www.otcmarkets.com.

“Moving from the OTCQB to the OTCQX Market is another great achievement for the Company as we continue to grow and strive to increase shareholder value,” stated E. Gerald Kay, Executive Chairman of Integrated BioPharma, Inc.

"Trading on OTCQX will allow the Company to efficiently expand access to its news and financial disclosure and to demonstrate to investors that the Company meets certain higher financial standards and follows corporate governance best practices," said Jason Paltrowitz, Executive Vice President of Corporate Services at OTC Markets Group. "We look forward to supporting Integrated BioPharma, Inc. and its shareholders in the public markets."

Integrated BioPharma, Inc. is engaged primarily in manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products. Based in Hillside, New Jersey, the Company has spent more than 50 years manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products.  For more information please visit www.ibiopharma.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of INBP to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” believes,” intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are not guarantees of future performance. Such statements speak only as of the date hereof, are subject to change and should not be relied upon for investment purposes.  INBP undertakes no obligation to revise or update any statements for any reasons. The risks, uncertainties and assumptions include developments in the market and related products and services, risks associate with the outbreak and continued spread of COVID-19, the Company’s ability to maintain the qualitative and quantitative continued trading qualifications of the OTCQX Best Market and other risks and uncertainties described in the section entitled “Risk Factors” in INBP’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q. Accordingly, INBP cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of INBP.